EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of ARIAD Pharmaceuticals, Inc. of our reports dated March 13, 2006, related to the consolidated financial statements of ARIAD Pharmaceuticals, Inc. and management’s report on the effectiveness of internal controls over financial reporting appearing in the Annual Report on Form 10-K of ARIAD Pharmaceuticals, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
October 19, 2006